                                                       Exhibit 99.B(m)(1)(A)(ii)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380


May 1, 2006


ING Investors Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:  Reduction in Fee Payable under the ING Investors Trust Distribution Plan

Ladies and Gentlemen:

     Pursuant to our letter agreement dated December 31, 2004, we have waived a portion of the distribution fee payable to Directed Services, Inc. for the funds listed on AMENDED SCHEDULE A of the ING Investors Trust Distribution Plan (the "Distribution Plan"), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%. By this letter, we agree to continue to waive that fee for the period May 1, 2006 through May 1, 2007.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                               Sincerely,


                                               /s/ Alyce Shaw
                                               -------------------
                                               Alyce Shaw
                                               Vice President


Agreed and Accepted:
ING Investors Trust


By:  /s/ Robert S. Naka
     -----------------------------
     Robert S. Naka
     Executive Vice President